THE CHEFS' WAREHOUSE, INC. 8-K/A
Exhibit 99.1

FELLS POINT WHOLESALE MEATS, INC.
Consolidated Financial Statements

Independent Auditor’s Report

To the Board of Directors of
Fells Point Wholesale Meats Inc.
Baltimore, Maryland

We have audited the accompanying financial statements of Fells Point Wholesale Meats Inc., which comprise the consolidated balance sheet as of December 31, 2016 and the related consolidated statement of operations, stockholder’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fells Point Wholesale Meats Inc. as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 7 to the accompanying financial statements, the Company was sold on August 25, 2017.

/s/ BDO USA, LLP
Stamford, CT
November 7, 2017

FELLS POINT WHOLESALE MEATS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,298	$712
Accounts receivable, net of allowance for doubtful accounts of $147 and $144, respectively	4,748	4,657
Inventories	2,262	2,198
Prepaid expenses and other current assets	132	197
Total current assets	8,440	7,764
Property, plant and equipment, net	4,897	5,024
Total assets	$13,337	$12,788
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,822	$1,500
Accrued liabilities	90	106
Current portion of long-term debt	201	201
Total current liabilities	2,113	1,807
Long-term debt, net of current portion	1,572	1,673
Deferred taxes, net	72	74
Total liabilities	3,757	3,554
Commitments	—	—
Equity:
Common stock (no par value, 1,000 shares authorized, 200 shares issued and outstanding at June 30, 2017 and December 31, 2016)	20	20
Retained earnings	8,874	8,575
Fells Point Wholesale Meats, Inc. shareholders' equity	8,894	8,595
Non-controlling interests	686	639
Equity	9,580	9,234
Total liabilities and equity	$13,337	$12,788

See accompanying notes to consolidated financial statements.

FELLS POINT WHOLESALE MEATS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Six Months Ended (Unaudited)		Year Ended
	June 30, 2017	June 30, 2016	December 31, 2016
Net sales	$30,369	$29,637	$59,427
Cost of sales	24,810	23,330	46,791
Gross profit	5,559	6,307	12,636
Operating expenses	3,226	2,980	6,230
Operating income	2,333	3,327	6,406
Interest expense	27	37	62
Loss on asset disposal	—	—	3
Income before income taxes	2,306	3,290	6,341
Income tax expense	92	94	193
Net income	2,214	3,196	6,148

Net income attributable to non-controlling interests	47	39	90

Net income attributable to Fells Point Wholesale Meats, Inc. shareholders	$2,167	$3,157	$6,058
See accompanying notes to consolidated financial statements.

FELLS POINT WHOLESALE MEATS, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(Amounts in thousands, except share data)

	Fells Point Wholesale Meats, Inc. Stock Shares	Fells Point Wholesale Meats, Inc. Stock Amount	Retained Earnings	Non-controlling Interest	Total Equity
Balance, December 31, 2015	200	$20	$8,058	$549	$8,627
Net income	—	—	6,058	90	6,148
Capital distributions	—	—	(5,541)	—	(5,541)
Balance, December 31, 2016	200	20	8,575	639	9,234
Net income (unaudited)	—	—	2,167	47	2,214
Capital distributions (unaudited)	—	—	(1,868)	—	(1,868)
Balance, June 30, 2017 (unaudited)	200	$20	$8,874	$686	$9,580
See accompanying notes to consolidated financial statements.

FELLS POINT WHOLESALE MEATS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six Months Ended (Unaudited)		Year Ended
	June 30, 2017	June 30, 2016	December 31, 2016
Cash flows from operating activities:
Net income	$2,214	$3,196	$6,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	219	160	389
Provision for allowance for doubtful accounts	—	1	59
Deferred taxes	(2)	15	21
Loss on sale of assets	—	—	(3)
Changes in assets and liabilities:
Accounts receivable	(92)	471	235
Inventories	(63)	(190)	(211)
Prepaid expenses and other current assets	65	(78)	(42)
Accounts payable and accrued liabilities	306	117	(132)
Net cash provided by operating activities	2,647	3,692	6,464
Cash flows from investing activities:
Capital expenditures	(93)	(145)	(492)
Net cash used in investing activities	(93)	(145)	(492)
Cash flows from financing activities:
Payment of debt	(100)	(47)	(174)
Capital distributions	(1,868)	(2,635)	(5,541)
Net cash used in financing activities	(1,968)	(2,682)	(5,715)
Net increase in cash and cash equivalents	586	865	257
Cash and cash equivalents-beginning of period	712	455	455
Cash and cash equivalents-end of period	$1,298	$1,320	$712

Supplemental cash flow disclosures:
Cash paid for income taxes	$108	$206	$313
Cash paid for interest	$27	$31	$56
See accompanying notes to consolidated financial statements.

FELLS POINT WHOLESALE MEATS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands)

Note 1         Description of Business

Founded in 1993, Fells Point Wholesale Meats, Inc. (“Company” or “Fells Point”), is a specialty protein manufacturer and distributor in the metro Baltimore, Washington DC area. Fells Point’s customer base consists primarily of menu-driven independent restaurants and fine dining establishments.

Note 2         Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of Fells Point, and its consolidated entities (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). All intercompany transactions and balances have been eliminated in the consolidation. Financial information as of and for the periods ended June 30, 2017 and 2016 is unaudited.

Unaudited Interim Financial Statements

The accompanying unaudited consolidated financial statements and the related interim information contained within the notes to such unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Accordingly, they do not include all the information and disclosures required by GAAP for complete financial statements. These unaudited consolidated financial statements and related notes should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2016.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements, and in the opinion of management include all normal recurring adjustments that are necessary for the fair statement of the Company’s interim period results.

Variable Interest Entity

Monroe Holdings, LLC (“Monroe”), an entity controlled by Fells Point's owners, was founded in 2009 to purchase and build-out a new production and distribution facility which is currently leased to Fells Point. Fells Point is the guarantor on Monroe's mortgage obligation. Pursuant to Accounting Standards Codification (“ASC”) Topic 810, Consolidation, the Company is required to include in its consolidated financial statements, the financial statements of its variable interest entity (“VIE”). ASC 810 requires a VIE to be consolidated if the company is subject to a majority of the risk of loss.

The following table represents the carrying amount of Monroe's assets and liabilities included in the Company's consolidated balance sheets:

	June 30, 2017 (unaudited)	December 31, 2016
Cash and cash equivalents	$119	$113
Property, plant and equipment, net	$2,366	$2,400
Current portion of long-term debt	$201	$201
Long-term debt, net of current portion	$1,572	$1,673

Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include accounts receivables allowances and valuation of long-lived assets. Actual results could differ from those estimates.

Revenue Recognition

Revenue from the sale of a product is recognized at the point at which the product is delivered to the customer. Sales discounts are recognized as a reduction of sales.

Cost of Sales

The Company records cost of sales based upon the net purchase price paid for a product, including applicable freight charges incurred to deliver the product to the Company’s warehouse, protein processing costs, and depreciation expense.

Operating Expenses

Operating expenses include the costs of facilities, product handling and replenishment, delivering, selling and general administrative activities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of less than three months to be cash equivalents. The Company periodically maintains balances at financial institutions which may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts Receivable

Accounts receivable consist of trade receivables from customers and are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is determined based upon historical experience.

Inventories

Inventories consists primarily of finished goods and are valued at the lower of cost or market. Fells Point records inventory based on last cost which approximates the first-in, first-out method. At June 30, 2017 and December 31, 2016, the Company did not record an inventory reserve due to the high turnover rate and low spoilage rate of inventory.

Concentrations of Credit Risks

Financial instruments that subject the Company to concentrations of credit risk consist of cash and accounts receivables. The Company’s policy is to deposit its cash and temporary cash investments with major financial institutions. The Company distributes its food and related products to a customer base that consists primarily of leading menu-driven independent restaurants and fine dining establishments. To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial conditions and may require personal guarantees. The Company generally does not require collateral. There is no significant receivable balance or sales with any individual customer.

Property, Plant and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for all maintenance and repairs are charged as operating expenses. Additions, major renewals and replacements that increase the useful lives of assets are capitalized. Amortization of leasehold improvements is computed using the straight-line method over the term of the lease.

Impairment of Long-Lived Assets

When events or circumstances indicate the carrying value of a long-lived asset may be impaired, the Company estimates the future undiscounted cash flows to be derived from the asset to assess whether or not a potential impairment exists, in accordance with Accounting Standards Codification (“ASC”) Topic 360, Property, Plant, and Equipment. If the carrying value exceeds the estimate of future undiscounted cash flows, the impairment is calculated as the excess of the carrying value of the asset over the estimate of its fair value. No long-lived asset impairment was recognized during the six months ended June 30, 2017 or during the year ended December 31, 2016.

Employee Benefit Programs

The Company established a retirement plan in accordance with section 401(k) of the Internal Revenue Code. The Company recognized expense related to the plan totaling $40 (unaudited) and $38 (unaudited) for the six months ended June 30, 2017 and June 30, 2016, respectively, and $79 for the year ended December 31, 2016.

Fair Value of Financial Instruments

As of June 30, 2017 and December 31, 2016, the Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and debt. The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate their respective carrying values because of the short maturity of those instruments. The carrying value of the Company's debt instruments approximate fair value due to the variable interest rate pricing obtained by the Company.

Income Taxes

Fells Point has elected to be taxed as an S corporation. The District of Columbia does not honor the S Corporation tax status for state income tax purposes, thus a tax provision is recorded for the periods presented realted to those taxes. The Company accounts for income taxes in accordance with ASC 740, “Income Taxes.” Deferred tax assets or liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting basis of assets and liabilities and their tax basis at each year-end. These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse. The Company follows certain provisions of ASC 740, “Income Taxes” which established a single model to address accounting for uncertain tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company evaluates uncertain tax positions, if any, by determining if it is more likely than not to be sustained upon examination by the tax authorities. The Company records uncertain tax positions when it is estimable and probable that such liabilities have been incurred. The Company, when required, will accrue interest and penalties related to income tax matters in income tax expense.

Note 3     Property, Plant and Equipment

Property, plant and equipment as of June 30, 2017 and December 31, 2016 consisted of the following:

	Useful Lives	June 30, 2017 (unaudited)	December 31, 2016
Land	Indefinite	$189	$189
Buildings	39 years	687	687
Machinery and equipment	5-10 years	2,161	2,077
Computers, data processing and other equipment	3-7 years	320	312
Leasehold improvements	39 years	4,310	4,310
Furniture and fixtures	7 years	16	16
		7,683	7,591
Less: accumulated depreciation		(2,786)	(2,567)
Property, plant, and equipment, net		$4,897	$5,024

Depreciation expense was $219 (unaudited) and $160 (unaudited) for the six months ended June 30, 2017 and June 30, 2016, respectively, and $389 for the year ended December 31, 2016. The Company sold a vehicle during 2016 which resulted in a loss of $3.

Note 4        Debt Obligations

Debt obligations as of June 30, 2017 and December 31, 2016 consisted of the following:

	June 30, 2017 (unaudited)	December 31, 2016
Mortgage note	$1,773	$1,874
Less: current installments	(201)	(201)
Total debt obligations excluding current installments	$1,572	$1,673

 Maturities of the Company's debt for each of the next five years and thereafter at December 31, 2016 are as follows:

December 31, 2016
2017	$201
2018	201
2019	201
2020	201
2021	201
Thereafter	869
Total	$1,874

On April 28, 2016, Monroe entered into a $2,007 mortgage note with Bank of America, N.A. used to purchase a new production and distribution facility. The interest rate on the mortgage note is equal to LIBOR plus 2%. Subject to adjustment for prepayments, Monroe is required to pay monthly principal payments of $17 through maturity on April 19, 2026. The mortgage note is fully guaranteed by Fells Point.

The mortgage note requires compliance with a minimum fixed charge coverage ratio of 1.25:1.0 and a maximum funded debt to EBITDA ratio of 2.5:1.0. As of June 30, 2017 and December 31, 2016, the Company was in compliance with all debt covenants under this agreement.

Revolving Line of Credit

On September 21, 2015 , Fells Point entered into a revolving line of credit agreement with Bank of America, N.A. with maximum available credit of $1,500 to be used for general working capital requirements. The revolving line of credit terminates on July 31, 2017. The interest rate on amounts borrowed under this line of credit bear interest equal to LIBOR plus 1.75%. The line of credit agreement requires compliance with a minimum fixed charge coverage ratio of 1.25:1.0 and a maximum funded debt to EBITDA ratio of 2.5:1.0.

The Company did not draw on the revolving line of credit during the six months ended June 30, 2017 or during the year ended December 31, 2016. As of June 30, 2017 and December 31, 2016, the Company was in compliance with all debt covenants under this agreement.

Note 5         Commitments

The Company leases vehicles under long-term operating lease agreements that expire at various dates. The Company recognizes operating lease costs, including any determinable rent increases, on a straight-line basis over the lease term. As of December 31, 2016, the Company is obligated under non-cancelable operating lease agreements to make future minimum lease payments as follows:

December 31, 2016
2017	$389
2018	429
2019	391
2020	367
2021	304
Thereafter	483
Total minimum lease payments	$2,363

Rent expense under operating leases amounted to $260 (unaudited) and $235 (unaudited) for the six months ended June 30, 2017 and June 30, 2016, respectively, and $484 for the year ended December 31, 2016.

Note 6        Income Taxes

The provision for income taxes consists of the following for the year ended December 31, 2016:

December 31, 2016
Current income tax expense	$172
Deferred income tax expense	21
Total	$193

Deferred taxes as of December 31, 2016 consist of the following:

December 31, 2016
Deferred tax assets:
Bad debt reserve	$13
UNICAP	5
Total deferred tax assets	18

Deferred tax liabilities:
Prepaid expenses	(6)
Fixed assets	(86)
Total deferred tax liabilities:	(92)

Total net deferred tax liability	$(74)

The deferred tax provision results from the effects of net changes during the year in deferred tax assets and liabilities arising from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amount used for income tax purposes. The Company files income tax returns in the District of Columbia and the 2014 through 2016 tax years remain open for examination under a three-year statute of limitations. The Company records interest and penalties, if any, in income tax expense.

As of December 31, 2016, the Company did not have any material uncertain tax positions.

Note 7         Subsequent Events

On August 25, 2017, The Chefs' Warehouse, Inc. acquired the Company for approximately $33,000 including cash and stock. The final purchase price is subject to a customary working capital true-up and additional consideration payable in the form of an earn-out amount which could total approximately $12,000. Subsequent events have been evaluated through November 6, 2017, the date these financial statements were available to be issued.